                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
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    / /  Confidential, for Use of the Commission Only (as permitted by Rule
         14a-6(e)(2))
    /X/  Definitive Proxy Statement
    /X/  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

--------------------------------------------------------------------------------
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/X /  $125 per  Exchange Act  Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee  computed  on   table  below   per  Exchange   Act  Rules   14a-6(i)(4)
     and 0-11.
     1) Title of each class of securities to which transaction applies:
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     2) Aggregate number of securities to which transaction applies:
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     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
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/ /  Check box if any part of the fee is offset as provided by Exchange Act Rule
     0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
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
                                N O T I C E  O F
                           A N N U A L  M E E T I N G
                      A N D  P R O X Y  S T A T E M E N T

                       BALTIMORE GAS AND ELECTRIC COMPANY
                         ANNUAL MEETING OF SHAREHOLDERS
                                 APRIL 23, 1996
                          SHERATON INNER HARBOR HOTEL
                            300 SOUTH CHARLES STREET
                              BALTIMORE, MARYLAND

                                                                       [LOGO]

              CHRISTIAN H. POINDEXTER        BALTIMORE GAS AND ELECTRIC COMPANY
              CHAIRMAN OF THE BOARD          P.O. BOX 1475
              AND CHIEF EXECUTIVE OFFICER    BALTIMORE, MARYLAND 21203-1475

                  March 15, 1996

    [LOGO]

                  Dear Shareholder:

                  I'd like to invite you to attend BGE's Annual Meeting of Shareholders to be held April 23, 1996, at 10 a.m. at the Sheraton Inner Harbor Hotel, 300 South Charles Street in Baltimore.

                  At the meeting, I will review 1995 company operations, answer your questions, and attend to other business matters. The following pages provide additional details about the meeting as well as other useful information.

                  A proxy card is enclosed that lists all matters that need your vote. PLEASE SIGN AND RETURN THIS CARD PROMPTLY IN THE ENVELOPE PROVIDED. This will allow your shares to be voted whether or not you plan to attend the meeting. If you plan to attend the meeting, please also check the box on the proxy card.

                  Thank you for your continued support of the Baltimore Gas and Electric Company.

                  Sincerely,

                  Chairman of the Board

                            NOTICE OF ANNUAL MEETING
                                OF SHAREHOLDERS

    The Annual Meeting of the Shareholders of Baltimore Gas and Electric Company will be held at the Sheraton Inner Harbor Hotel, 300 South Charles Street, Baltimore, Maryland, at 10:00 a.m. on April 23, 1996 for the following purposes:

    1. The election of fourteen directors to serve for the ensuing year and until their successors are elected and qualified.

    2. The election of Coopers & Lybrand L.L.P. as independent auditors for 1996.

    3. To act upon the shareholder proposal set forth in the accompanying Proxy Statement, if such proposal is brought before the Annual Meeting.

    4. The transaction of such other business as may properly come before the Annual Meeting.

    Each of the above items is described in the Proxy Statement which accompanies this Notice.

    The stock transfer books will not be closed before the Annual Meeting. Common shareholders of record at the close of business on March 5, 1996 will be entitled to notice of and to vote at the Annual Meeting.

                                          C. W. Shivery
                                          Secretary

March 15, 1996

                                PROXY STATEMENT
         ANNUAL MEETING OF SHAREHOLDERS -- APRIL 23, 1996 -- 10:00 A.M.
                          SHERATON INNER HARBOR HOTEL
                            300 SOUTH CHARLES STREET
                              BALTIMORE, MARYLAND

    This proxy statement is provided in connection with the 1996 Annual Meeting of Shareholders of Baltimore Gas and Electric Company (the Company or BGE). BGE's principal executive offices are located at 39 West Lexington Street, Baltimore, Maryland 21201. Proxies are solicited so that all common shares may be voted. Shares cannot be voted unless the owner of record is present or represented by proxy at the Annual Meeting. By completing and returning the accompanying proxy card, the shareholder authorizes Messrs. Jerome W. Geckle, George V. McGowan, or Christian H. Poindexter, as designated on the face of the proxy, to vote all shares for the shareholder. All returned proxies which are properly executed will be voted as the shareholder directs. If no direction is given, the executed proxies will be voted FOR each of the directors, FOR the election of Coopers & Lybrand L.L.P. as independent auditors, and AGAINST the shareholder proposal. A proxy may be revoked by a shareholder at any time before it is voted at the Annual Meeting by giving notice of revocation to the Company in writing, by execution of a later dated proxy, or by attending and voting at the Annual Meeting.

    The accompanying proxy is solicited on behalf of the Board of Directors by the Company, through its directors, officers, and other employees. In addition, the Company has retained Georgeson & Co. Inc., a proxy solicitation firm, to assist in the solicitation, and it is anticipated that the fee for these services will not exceed $13,500 plus out-of-pocket expenses. Solicitations will be made primarily through the use of the mail, but they may also be made in person, by telephone, or by FAX. The Company bears the cost of soliciting proxies. This proxy statement and the accompanying proxy card are being sent or given to shareholders beginning on or about March 15, 1996, together with the 1995 Annual Report to Shareholders.

    Common shareholders of record at the close of business on March 5, 1996, will be entitled to vote at the Annual Meeting. Each share will be entitled to vote. On March 5, 1996, the Company had outstanding 147,527,114 shares of common stock, without par value. The presence in person or by proxy of the holders entitled to cast 73,763,558 votes (a majority of all the votes entitled to be cast at the meeting) will constitute a quorum. Broker non-votes, abstentions and withhold-authority votes all count for the purpose of determining a quorum. Each item on the agenda must receive the affirmative vote of a majority of the shares voted at the meeting in order to pass. Broker non-votes, abstentions and withhold-authority votes do not count as shares voted at the meeting.

    The Board of Directors is aware of only three items of business to be considered at the Annual Meeting: Item 1, the election of fourteen directors;
Item 2, the election of independent auditors for 1996; and Item 3, a shareholder proposal regarding director retirement benefits if such proposal is brought before the Annual Meeting.

ITEM 1. ELECTION OF 14 DIRECTORS

    The entire Board of Directors is elected at the Annual Meeting. Each director is elected for a term of one year and until a successor is elected and qualified. Each of the nominees was elected a director at the 1995 Annual Meeting of Shareholders.

    Information concerning the nominees for election as directors is presented below. Each of the nominees has consented to serve as a director if elected. Should any nominee become unable to accept nomination or election, it is intended that the enclosed proxy will be voted for the election of a nominee designated by the Board of Directors, unless the Board of Directors reduces the number of directors.

H. FURLONG BALDWIN, age 64, currently serves as Chairman of the Board and Chief Executive Officer of Mercantile Bankshares Corporation (a bank holding company), positions he has held since 1984 and 1976, respectively, and as Chairman of the Board and Chief Executive Officer of Mercantile-Safe Deposit and Trust Company, positions he attained in 1976. Mr. Baldwin also serves as a director of GRC International, Inc., USF&G Corporation, Conrail, Inc., Offitbank, Wills Group, and Constellation Holdings, Inc. Mr. Baldwin has been a director of the Company since 1988 and is a member of the Executive Committee and is the Chairman of the Long Range Strategy Committee.

BEVERLY B. BYRON, age 63, served for seven successive terms as a Congresswoman to the United States House of Representatives from 1978 to 1992. She is a director of McDonnell Douglas Corp., Farmers & Mechanics Bank, and UNC Incorporated. Mrs. Byron has been a director of the Company since 1993 and is a member of the Audit Committee, the Committee on Nuclear Power and is the Chairwoman of the Committee on Workplace Diversity.

J. OWEN COLE, age 66, currently serves as Chairman of the Board of Blue Cross and Blue Shield of Maryland, a position he has held since January 1995. In addition, Mr. Cole serves as Chairman of the Trust Committee of the Board of Directors of both First Maryland Bancorp (a bank holding company) and The First National Bank of Maryland, positions he has held since 1994. From 1988 to 1994, Mr. Cole served as Chairman of the Executive Committee of the Board of Directors of both First Maryland Bancorp and The First National Bank of Maryland. Mr. Cole has been a director of the Company since 1977 and is the Chairman of the Audit Committee and a member of the Committee on Management.

DAN A. COLUSSY, age 64, currently serves as Chairman of the Board, President and Chief Executive Officer of UNC Incorporated (aviation services). He was elected Chief Executive Officer in 1984, Chairman of the Board in 1989, served as President from 1984 to September 1994, and currently serves as President since October 1995. Mr. Colussy has been a director of the Company since 1992 and is a member of the Committee on Management and the Chairman of the Committee on Nuclear Power.

EDWARD  A. CROOKE,  age 57,  currently serves  as President  and Chief Operating
  Officer of the Company. Mr. Crooke has been President of the Company since 1988 and Chief Operating Officer since 1992. He is also Chairman of the Board of BGE Home Products & Services, Inc., and Chairman of the Board and Chief Executive Officer of BNG, Inc., positions he attained in 1994. In addition, Mr. Crooke is Chairman of the Board of BGE Energy Projects & Services, Inc., a position he attained in November 1995 and is Chairman of the Board of Constellation Holdings, Inc., a position he attained in January 1996. Mr. Crooke serves as a director of First Maryland Bancorp, The First National Bank of Maryland, Associated Electric & Gas Insurance Services, Limited, and Baltimore Equitable Insurance. Mr. Crooke has been a director of the Company since 1988 and is a member of the Executive Committee.

JAMES R. CURTISS, age 42,  currently is a partner in  the law firm of Winston  &
  Strawn, a position he attained in 1993. From 1988 to 1993, he served as a Commissioner of the United States Nuclear Regulatory Commission. Mr. Curtiss is also a director of Cameco Corporation. He has been a director of the Company since 1994 and is a member of the Committee on Nuclear Power and the Committee on Workplace Diversity.

JEROME W. GECKLE, age 66, was Chairman of the Board of PHH Corporation (vehicle, relocation, and management services) from 1979 to 1989. Now retired, Mr. Geckle serves as a director of First Maryland Bancorp, The First National Bank of Maryland, and Constellation Holdings, Inc. Mr. Geckle has been a director of the Company since 1980 and is the Chairman of the Committee on Management and a member of the Long Range Strategy Committee.

MARTIN L. GRASS, age  42, currently serves  as Chairman of  the Board and  Chief
  Executive Officer of Rite Aid Corporation (retail drugs), positions he attained in March 1995, and as a Director of Rite Aid Corporation, a position he attained in 1982. From 1989 through March 1995, Mr. Grass served as President and Chief Operating Officer of Rite Aid Corporation. In addition, Mr. Grass was Vice Chairman, Treasurer and Director of Super Rite Corporation (food wholesaler and retailer), from 1989 through October 1995. Mr. Grass is also a director of Mercantile Bankshares Corporation and Tessco, Inc. He has served as a director of the Company since 1995 and is a member of the Audit and Long Range Strategy Committees.

DR.  FREEMAN A. HRABOWSKI, III, age 45, currently serves as the President of the
  University of Maryland Baltimore County, a position he attained in 1993. Previously, he served as Interim President from 1992 to 1993 and Executive Vice President from 1990 to 1992. Dr. Hrabowski is also a director of the Citizens Bancorp, Citizens Bank of Maryland, and Baltimore Equitable Insurance. He has served as a director of the Company since 1994 and is a member of the Audit and Executive Committees and the Committee on Workplace Diversity.

NANCY LAMPTON, age 53, currently serves as Chairman and Chief Executive Officer of American Life and Accident Insurance Company of Kentucky, a position she attained in 1971. Ms. Lampton is also a director of Bank One Kentucky and Duff & Phelps Utility Income Fund, Inc. She has served as a director of the Company since 1994 and is a member of the Long Range Strategy Committee and the Committee on Workplace Diversity.

GEORGE  V. MCGOWAN, age 68, served as  Chairman of the Board and Chief Executive
  Officer of the Company and Chairman of the Board of Constellation Holdings, Inc., from 1988 to 1992. Mr. McGowan is a director of The Baltimore Life Insurance Company, Life of Maryland, Inc., McCormick & Company, Inc., NationsBank, N.A., and UNC Incorporated. Mr. McGowan has been a director of the Company since 1980 and is the Chairman of the Executive Committee and a member of the Committee on Nuclear Power.

CHRISTIAN  H. POINDEXTER, age 57, currently serves  as Chairman of the Board and
  Chief Executive Officer of the Company, positions he attained in 1993, after serving as Vice Chairman of the Board, a position he held since 1989. Mr. Poindexter is also a director of BGE Home Products & Services, Inc., a position he attained in 1994, and is a director of BGE Energy Projects & Services, Inc., a position he attained in November 1995. Currently, Mr. Poindexter serves as a director of Constellation Holdings, Inc., after serving as Chairman of the Board from 1993 to January 1996. In addition, Mr. Poindexter serves as a director of Mercantile Bankshares Corporation, Mercantile Mortgage Corporation, and Mercantile-Safe Deposit and Trust Company. Mr. Poindexter has been a director of the Company since 1988 and is a member of the Executive Committee.

GEORGE L. RUSSELL, JR., age 66, currently is a partner in the law firm of  Piper
  & Marbury L.L.P., a position he attained in 1986. Mr. Russell has been a director of the Company since 1988 and is a member of the Audit and the Executive Committees.

MICHAEL  D.  SULLIVAN, age  56, currently  is  Chairman of  the Board  and Chief
  Executive Officer of Lombardi Research Group, LLC (hair care products), positions he attained in 1995. Mr. Sullivan was Chairman of the Board of Waye Laboratories, Inc (hair restoration) from January 1995 to June 1995. In addition, Mr. Sullivan was Chief Executive Officer and President, from 1982 to 1994, of Merry-Go-Round Enterprises, Inc. (specialty retailing). That company filed a reorganization petition under Chapter XI of the Federal Bankruptcy law in January 1994, and subsequently announced a bankruptcy liquidation. Mr. Sullivan has been a director of the Company since 1992 and is a member of the Committee on Management and the Long Range Strategy Committee.

COMMITTEES, MEETINGS, AND FEES

    The Executive Committee of the Board of Directors may exercise most of the powers of the Board of Directors in the management of the business and affairs of the Company in the intervals between meetings of the full Board. The Committee, however, may not declare dividends, authorize the issuance of stock, recommend to shareholders any action requiring shareholders' approval, amend the by-laws, or approve mergers.

    The Audit Committee of the Board of Directors, comprised of outside directors, recommends an auditing firm to be engaged, discusses the scope of the examination with that firm, and reviews the annual financial statements with the auditing firm and with Management of the Company. Additionally, the Committee meets with the Manager of the Auditing Department of the Company to ensure that an adequate program of internal auditing is being carried out, and invites comments and recommendations from the auditing firm concerning the system of internal controls and accounting procedures. The Audit Committee reports on its activities periodically to the Board of Directors.

    The Committee on Nuclear Power monitors the performance and safety of the Company's Calvert Cliffs Nuclear Power Plant. The Committee meets periodically, usually on-site at the Calvert Cliffs plant, to confer with Management, senior plant management, and other nuclear oversight personnel. Following each meeting, the Committee reports the results of its observations and findings to the Board of Directors and makes such recommendations as it deems appropriate.

    The Committee on Management's duties include recommending to the Board of Directors nominees for election as directors and officers and making recommendations concerning remuneration arrangements for directors and officers of the Company. This Committee, which is comprised of outside directors, considers nominees recommended by shareholders; such recommendations should be submitted in writing to the attention of the Corporate Secretary, Baltimore Gas and Electric Company, 39 West Lexington Street, Baltimore, Maryland 21201.

    The Committee on Workplace Diversity provides an ongoing Board of Directors' perspective of management's progress in achieving employee diversity goals. The Committee provides input to management in setting goals and developing strategies to increase goal attainment, provides oversight on implementation of strategies, and evaluates results. The Committee on Workplace Diversity reports on its activities periodically to the Board of Directors.

    The Long Range Strategy Committee provides an oversight role in the development of the Company's long range strategic goals. The Committee meets periodically to review the continued appropriateness of these goals and to approve presentations to the Board regarding the implementation of significant strategic initiatives. This Committee also reviews major regulatory, environmental and public policy issues as well as technology advances which may impact Company operations. The Long Range Strategy Committee reports on its activities periodically to the Board of Directors.

    The Board of Directors met nine times during 1995 for regularly scheduled meetings and two times for special meetings. The Committee on Management and the Long Range Strategy Committee each met six times, the Audit Committee met four times, the Committee on Nuclear Power and the Committee on Workplace Diversity each met two times, and the Executive Committee met one time. Each of the nominees, with the exception of Mr. Grass, attended 75% or more of the total number of meetings of the Board and of any committees on which the nominee served.

    Each director, who is not an officer or employee of the Company or its subsidiaries, receives a fee of $1,000 for each regular, committee, or special meeting of the Board attended and a retainer fee of $18,000 per year, payable quarterly. Each committee chairman receives an additional annual retainer fee of $3,000 per year, payable quarterly. Each director may be reimbursed for reasonable travel expenses incidental to attendance at meetings. Each director who is not an officer or employee may elect to defer receipt of any portion of the fees earned. In addition, the Company maintains a director retirement plan. Under this plan, non-employee directors with at least five years of service receive an annual retirement benefit for life equal to the annual Board retainer in effect at the time of the director's retirement from the Board. Benefit payments begin at the director's date of retirement or at age 65, whichever is later. The Company also provides an automobile to Mr. McGowan, a director who retired on December 31, 1992 as Chairman of the Board and Chief Executive Officer of the Company and who continues to participate in civic and community activities on behalf of the Company. The approximate yearly cost to the Company is $7,300.

CERTAIN RELATIONSHIPS AND TRANSACTIONS

    The Company and certain of its subsidiaries paid legal fees to the law firm of Piper & Marbury L. L. P. of which Mr. George L. Russell, Jr., a Company director, is a partner. It is expected that the Company and subsidiaries will continue to do business with this firm in 1996.

    The Company and certain of its subsidiaries maintain a banking relationship with Mercantile-Safe Deposit and Trust Company, of which Mr. H. Furlong Baldwin, a Company director, is Chairman of the Board and Chief Executive Officer. As of December 31, 1995, loans to certain of the Company's subsidiaries were outstanding in the amount of $12,152,000. The loans were obtained on competitive terms and in the ordinary course of business.

SECURITY OWNERSHIP

    The following table sets forth the beneficial ownership of common stock of the Company of each nominee for director, the five executive officers shown in the Summary Compensation Table on page 7, and all directors and executive officers as a group as of January 19, 1996. None of such persons beneficially owns shares of any other class of equity securities of the Company.

                                       BENEFICIAL OWNERSHIP
              NAME                 (SHARES OF COMMON STOCK) (1)
---------------------------------  ----------------------------
Bruce M. Ambler                                32,184(2)
H. Furlong Baldwin                                750
Beverly B. Byron                                1,000
J. Owen Cole                                    4,025
Dan A. Colussy                                  1,500
George C. Creel                                23,241(3)
Edward A. Crooke                               59,370(4)
James R. Curtiss                                  300
Jerome W. Geckle                                6,572
Martin L. Grass                                   700
Freeman A. Hrabowski, III                         550
Nancy Lampton                                   1,737
George V. McGowan                             102,212(5)
Christian H. Poindexter                        87,504(6)
George L. Russell, Jr.                          1,200
Charles W. Shivery                             23,140(7)
Michael D. Sullivan                             1,500

All Directors and Executive
  Officers as a Group (28
  Individuals)                                513,810

      (1) Each of the individuals listed, as well as all directors and executive officers as a group, beneficially owned less than 1% of the Company's outstanding common stock. If the individual participates in the Company's Dividend Reinvestment and Stock Purchase Plan or the Company's Employee Savings Plan those shares are included.

      (2)  Includes   shares  awarded   under  the   Company's  Long-Term
           Incentive Plan.

      (3) Includes shares awarded under the Company's Long-Term Incentive Plan. Of the total shares, 7,593 shares are held in the name of Mr. Creel's wife of which Mr. Creel disclaims beneficial ownership.

      (4) Includes shares awarded under the Company's Long-Term Incentive Plan. Of the total shares, 998 shares are beneficially owned by Mr. Crooke with his wife, and 2,850 shares are held in trust which Mr. Crooke votes.

      (5) Of the total shares, 1,394 shares are beneficially owned by Mr. McGowan with his wife.

      (6) Includes shares awarded under the Company's Long-Term Incentive Plan. Of the total shares, 18,500 shares are held in the name of Mr. Poindexter's wife, and 12,000 shares are held as trustee.

      (7) Includes shares awarded under the Company's Long-Term Incentive Plan. Of the total shares, 10,050 shares are beneficially owned by Mr. Shivery with his wife and 211 shares are beneficially owned by Mr. Shivery with his son.

    On September 22, 1995, BGE and Potomac Electric Power Company ("PEPCO") signed reciprocal stock option agreements in connection with the proposed merger ("the Merger") of BGE and PEPCO with and into Constellation Energy Corporation (formerly named RH Acquisition Corp.). Pursuant to the stock option agreements, BGE granted PEPCO an irrevocable option to purchase up to 29,357,896 shares of BGE common stock under certain circumstances if the Agreement and Plan of Merger dated as of September 22, 1995 ("the Merger Agreement") becomes terminable.

COMPENSATION OF EXECUTIVE OFFICERS BY THE COMPANY

    The summary compensation table below provides information about salary and other compensation. Following the summary compensation table are tables about long-term incentive program awards and pension benefits, a performance graph that compares BGE common stockholder return to both the S&P 500 Index and the Dow Jones Electric Utilities Index, and a report by the Committee on Management about executive compensation.

                           SUMMARY COMPENSATION TABLE

                                                                                          LONG-TERM
                                                           ANNUAL COMPENSATION           COMPENSATION
                                                      --------------------------------------------------

      NAME AND PRINCIPAL POSITION          FISCAL                                         RESTRICTED          ALL OTHER
              @ 12/31/95                    YEAR          SALARY          BONUS       STOCK AWARD (1,2)    COMPENSATION (3)
----------------------------------------------------------------------------------------------------------------------------

Christian H. Poindexter                        1995   $   537,233     $   247,400(5)         -0-              $   31,611
 Chairman of the Board and                     1994   $   498,533     $   163,000            -0-              $   26,436
 Chief Executive Officer                       1993   $   465,533     $   124,000        $     81,813         $   36,844
Edward A. Crooke                               1995   $   400,567     $   184,200(5)         -0-              $   25,217
 President and Chief Operating                 1994   $   385,067     $   125,000            -0-              $   19,089
 Officer, Chairman of the Board                1993   $   361,267     $    83,000            -0-              $   30,335
 of all non-utility subsidiaries
Bruce M. Ambler                                1995   $   298,933     $   108,600            -0-              $   17,033
 President and Chief Executive                 1994   $   280,133     $    69,000            -0-              $   11,443
 Officer of Constellation                      1993   $   264,000     $   139,267(4)         -0-              $   15,902
 Holdings, Inc.
George C. Creel                                1995   $   265,600     $    72,900            -0-              $   17,292
 Executive Vice President                      1994   $   248,867     $    55,000            -0-              $   11,754
 and Acting Chief Operating                    1993   $   230,233     $    47,000            -0-              $   19,079
 Officer
Charles W. Shivery                             1995   $   203,333     $    96,400(5)         -0-              $   10,803
 Vice President -- Finance                     1994   $   188,300     $    44,500            -0-              $    7,441
 and Accounting, Chief                         1993   $   178,100     $    34,500            -0-              $   10,889
 Financial Officer and Secretary

(1) At December 31, 1995, Mr. Poindexter held 15,200 shares of time-based Restricted Stock with a value of $433,200, Mr. Crooke held 10,200 shares of time-based Restricted Stock with a value of $290,700, Mr. Ambler held 8,700 shares of time-based Restricted Stock with a value of $247,950, Mr. Creel held 6,750 shares of time-based Restricted Stock with a value of $192,375, and Mr. Shivery held 3,750 shares of time-based Restricted Stock with a value of $106,875. Dividends on time-based Restricted Stock Awards are paid directly to the named executive officers from the record date following the date of grant.

(2) At December 31, 1995, Mr. Poindexter held 10,614 shares of performance-based Restricted Stock with a value of $302,499, Mr. Crooke held 7,430 shares of performance-based Restricted Stock with a value of $211,755, Mr. Ambler held 6,368 shares of performance-based Restricted Stock with a value of $181,488, Mr. Creel held 4,776 shares of performance-based Restricted Stock with a value of $136,116, and Mr. Shivery held 3,715 shares of performance-based Restricted Stock with a value of $105,878. Dividends on performance-based Restricted Stock Awards are accumulated during the performance period, reinvested in BGE shares, and reflected in the preceding share amounts. Additional awards were granted effective March 1, 1996 as described below in the Long-Term Incentive Plan Table.

(3) These amounts represent the Company match under the Company's savings plans and the interest on the cumulative corporate funds used to pay annual premiums on policies providing split-dollar life insurance benefits (calculated at the Internal Revenue Service's blended rate).

(4) $80,000 of Mr. Ambler's 1993 bonus relates to 1993 performance, and $59,267 relates to performance initiated in 1992 and completed in 1993.

(5) These amounts include a $100,000 bonus for Mr. Poindexter, a $75,000 bonus for Mr. Crooke, and a $40,000 bonus for Mr. Shivery for their work in connection with the Merger.

LONG-TERM INCENTIVE PLAN TABLE

    The Committee on Management, effective March 1, 1996, made grants of performance-based restricted shares under the Long-Term Incentive Plan.

    For each named executive, the grants are subject to both performance and time (3 years) contingencies. For all but Mr. Ambler, performance will be measured by comparing BGE's total shareholder return to the Dow Jones Electric Utilities Index. Both are shown in the performance graph on page 11. A threshold award will be earned if the BGE three-year cumulative total shareholder return percentile rank is at the 50th percentile, progressing to a maximum award for a return at or above the 75th percentile. At the Merger effective date, the shares of restricted BGE stock outstanding will be converted to shares of restricted Constellation Energy Corporation common stock, using the Merger conversion ratio: one share of Constellation Energy Corporation common stock for each share of BGE common stock. After the Merger effective date, the total shareholder return measure will be based upon the return taking into account the growth in common stock value of Constellation Energy Corporation and dividends. For Mr. Ambler, the performance measure relates to improvement in Constellation Holdings' net income over the performance period.

    Pursuant to the grants, restricted shares were issued equivalent to the number of shares that will be earned if "target" performance (62.5th percentile) is achieved. These restricted shares will be forfeited in whole or part, if performance is below target. Dividends on the restricted shares will be accumulated during the performance period and reinvested in BGE shares. Actual dividends awarded at the end of the performance period will be based upon performance and paid in stock (except that the recipients may elect to have a portion of the shares withheld to satisfy tax withholding requirements). Additional shares, up to the maximum number noted below, will be awarded if performance is above target at the end of the 1996-1998 performance period. Dividend equivalents from the date of the grant will be paid for any additional shares that are awarded.

                                                                               PERFORMANCE
            NAME                 MINIMUM (A)    TARGET (A)     MAXIMUM (A)       PERIOD
-----------------------------  ---------------  -----------  ---------------  -------------
C.H. Poindexter                       5,000         10,000         14,000         3 years
E.A. Crooke                           4,000          7,000         10,000         3 years
B.M. Ambler                           3,000          6,000          8,000         3 years
G.C. Creel                            4,000          7,000         10,000         3 years
C.W. Shivery                          2,000          3,500          5,500         3 years

--------------------------
(A) The target number of shares have been issued. If fewer shares are actually earned during the performance period, all or some shares will be forfeited; if additional shares are actually earned during the performance period, additional shares, up to the maximum listed, will be issued.

PENSION BENEFITS

    The following table shows annual pension benefits payable upon normal retirement to executives, including the five individuals named in the Summary Compensation Table. Normal retirement occurs at age 65 for Messrs. Poindexter, Crooke, and Ambler, and at age 62 for all other executives. Pension benefits are computed at 60% of total final average salary plus bonus for Messrs. Poindexter, Crooke, and Ambler, without regard to years of service. Pension benefits are computed at 55% of total final average salary plus bonus for Mr. Creel, who has attained the maximum credited years of service. Pension benefits are computed at 45% of total final average salary plus bonus for Mr. Shivery and, when he attains 30 years service in 2001, will be computed at 55%.

               PERCENTAGE OF FINAL AVERAGE
TOTAL FINAL         SALARY AND BONUS
SALARY AND   -------------------------------
   BONUS        45%        55%        60%
-----------  ---------  ---------  ---------
 $ 275,000   $ 123,750  $ 151,250  $ 165,000
   300,000     135,000    165,000    180,000
   325,000     146,250    178,750    195,000
   350,000     157,500    192,500    210,000
   400,000     180,000    220,000    240,000
   425,000     191,250    233,750    255,000
   450,000     202,500    247,500    270,000
   500,000     225,000    275,000    300,000
   550,000     247,500    302,500    330,000
   575,000     258,750    316,250    345,000
   600,000     270,000    330,000    360,000
   650,000     292,500    357,500    390,000
   700,000     315,000    385,000    420,000
   750,000     337,500    412,500    450,000
   775,000     348,750    426,250    465,000
   800,000     360,000    440,000    480,000
   850,000     382,500    467,500    510,000
   900,000     405,000    495,000    540,000
   950,000     427,500    522,500    570,000

    Salary and bonus are calculated in the same manner shown in the Summary Compensation Table. There is no offset of pension benefits for social security or other amounts.

    During 1994, the Company implemented a program to secure the supplemental pension benefits for each of the executive officers, including those listed in the Summary Compensation Table. The program does not increase the amount of supplemental pension benefits. In the past, the supplemental pension benefits were unfunded -- that means no money was set aside on behalf of the executive as he earned the benefit, and the benefits were paid from the Company's general funds when the executive retired. To provide security, accrued supplemental pension benefits are now being funded through a trust at the time they are earned. An executive officer's accrued benefits in the trust become vested when any of these events occur: retirement eligibility; termination, demotion or loss of benefit eligibility without cause; a change of control of the Company followed within two years by the executive's demotion, termination or loss of benefit eligibility; or reduction of previously accrued benefits. As a result of becoming vested, the executive would be entitled to a payout of the vested amount from the trust upon the later of age 55 or employment termination. To date, no payments have been made to the trust. Future payments will be included in the Summary Compensation Table.

AGREEMENTS RELATING TO THE MERGER

    In connection with the Merger, Messrs. Poindexter and Crooke each signed an employment agreement dated as of September 22, 1995 with Constellation Energy Corporation. Mr. Poindexter's agreement provides that he will serve as Chief Executive Officer from the time the Merger is completed and that he will become Chairman one year after the Merger is completed. Mr. Crooke's agreement provides that he will serve as Vice Chairman of Constellation Energy Corporation and also as Chairman of all the non-utility subsidiaries. These agreements remain in effect for five years after the Merger is completed.

    In December 1995, BGE entered into severance agreements with 15 key employees. The agreements become binding on Constellation Energy Corporation at the time the Merger is completed and remain in effect for two years thereafter. The severance agreements provide for the payment of severance benefits to the executive under certain circumstances including, but not limited to, the following (i) upon termination of employment (other than for cause, death, disability or the executive's voluntary termination of employment without "good reason") within the two year period following the time the Merger is completed or (ii) termination of the executive's employment without cause or the executive's voluntary termination following the occurrence of certain events that constitute "good reason" prior to the time the Merger is completed.

    If the employment of all executives with severance agreements had been terminated as of December 31, 1995, under circumstances giving rise to an entitlement to benefits thereunder, the aggregate value of such benefits would have been approximately $9,105,478. For Mr. Ambler such value would have been $993,909, for Mr. Creel $632,000, and for Mr. Shivery $616,292.

PERFORMANCE GRAPH

    The following graph assumes $100 was invested on December 31, 1990 in Baltimore Gas and Electric Company common stock, S&P 500 Index and Dow Jones Electric Utilities Index. Total return is computed assuming reinvestment of dividends.

    Additional, more detailed information about earnings is included in the Company's Annual Report to Shareholders, particularly in the MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS, which accompanied this proxy statement.

                               Performance Graph

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

               BGE     DJ ELEC. UTIL. INDEX   S&P 500
12/31/90          100                   100        100
12/31/91          131                   130        130
12/31/92          143                   138        140
12/31/93          165                   155        155
12/31/94          153                   136        157
12/31/95          201                   178        212

REPORT OF COMMITTEE ON MANAGEMENT
REGARDING EXECUTIVE COMPENSATION

    The Committee on Management, made up completely of outside Directors, is responsible for executive compensation policies. In addition to establishing policies, the Committee approves all compensation plans and recommends to the Board of Directors for approval specific salary amounts and other compensation awards for individual executives.

    The Committee designs compensation policies to encourage executives to manage the Company in the best long-term interests of shareholders and to allow BGE to attract and retain executives best suited to lead BGE in a changing industry.

    The Committee determined that the relevant labor market for executives is the utility industry. Utilities used for comparison in 1995 were electric utilities and combination electric/gas utilities that have annual revenues in the $2-5 billion range, adjusted by using regression analysis to account for BGE's size. These utilities are thought to best represent the portion of the executive labor market in which BGE competes. All of these utilities are included in the Dow Jones Electric Utilities Index shown on the Performance Graph.

    The Committee's philosophy is that base salary should approximate the middle of that labor market for average performance, and that short-term and long-term incentive awards for above-average performance should bring total compensation for superior performance to approximately the 75th percentile of the labor market. Total compensation is made up of three components: base salary, short-term incentive awards, and long-term incentive awards. As described below, corporate performance is one of the criteria used by the Committee in determining base salary, and it is a key component in determining both short-term and long-term incentive awards.

    The Committee has retained an outside executive compensation consultant since 1993. He provides information and advice on a regular basis. In addition, internal compensation analysts (certified by the American Compensation Association) use survey data, outside consultants, and other resources to make recommendations to the Committee.

    Base salary ranges did not change for Messrs. Poindexter and Crooke in 1995. For other named executives in 1995 base salary range increases were based upon survey data from the relevant labor market and the policies mentioned above.

    Salary increases during 1995 for Mr. Poindexter and the other named executives were based upon 1994 corporate performance (consolidated corporate earnings from ongoing operations increased 8.1% or $.15 per share in 1994 compared to 1993, and utility earnings from ongoing operations increased 6.2%, or $.11 per share in 1994 compared to 1993), and the corporate response to changes in the industry and the regulatory environment. Mr. Poindexter's base salary increase of 8% moved him to the mid-point salary range.

    Bonus  payments  to  Mr.  Poindexter  and  other  executives  represent  the short-term incentive component of executive compensation. The Committee sets short-term incentive amounts, as well as the mix among base salary, short-term incentive compensation and long-term incentive compensation, to bring total compensation in line with survey data for the relevant labor market. For 1995 short-term incentive awards, the Committee determined that the appropriate measure for earnings was earnings from ongoing operations, which had the effect of eliminating the $.07 per share reduction related to the write-off of $9.7 million of assets on the balance sheet, which comprised the remaining construction work in progress costs associated with the first combined cycle unit at the Company's Perryman site (in September 1995 BGE determined it would not build the second combustion turbine for the first combined cycle unit at Perryman Site). Both Mr. Poindexter's and Mr. Crooke's short-term bonuses were based upon corporate performance measured by the following factors: higher consolidated corporate earnings from ongoing operations (an increase of 3.89% or $.078 per share, in 1995 compared to 1994), weighted at 70%; and corporate business plan performance in the following areas: customer satisfaction, innovation, and internal business perspectives, together weighted at 30%. Messrs. Creel's and Shivery's short-term incentive bonuses were based upon two factors of equal importance: higher consolidated corporate earnings as described above, and achievement of operational targets contained in their respective divisional (nuclear and fossil for Mr. Creel and finance and accounting for Mr. Shivery) business plans. Mr. Ambler's bonus was based upon net income from Constellation Holdings ($27.1 million in 1995, up from $13.8 million in 1994) weighted at 50%; higher consolidated corporate earnings as described above, weighted at 20%; and operational targets contained in Constellation Holdings' business plan weighted at 30%.

    The last component of executive compensation is long-term incentive pay. For many years, restricted BGE common stock awards with only a continued-service contingency under the former Long-Term Incentive Plan was the only form of long-term incentive pay for executives. The former Plan was approved by shareholders at the 1985 Annual Meeting of Shareholders and was in effect from 1985 until 1995. Such service-based restricted stock awards were designed to increase the amount of common stock owned by executives and as an incentive for executives to remain at BGE during the restriction period. No service-based restricted stock awards were made to the named executives in 1995 under the former Long-Term Incentive Plan, which expired in October 1995.

    The Committee determined a second form of long-term incentive pay for executives was appropriate, and in 1993 approved the cash Long-Term Performance Program for executive officers, including Mr. Poindexter. The program is designed to tie the awards directly to total shareholder return. The only awards made to date under the Program will be payable in 1997, if earned. Program objectives are based upon BGE total shareholder return during the period 1994-1996 compared to total shareholder return for the other companies included in the Dow Jones Electric Utilities Index (one of the indices used in the Performance Graph). For Mr. Ambler, the performance objectives measure improvement in Constellation Holdings' net income over the same three year period.

    The 1995 Long-Term Incentive Plan was approved by the shareholders at the 1995 Annual Meeting of Shareholders and will be in effect until 2005. The Committee specifically included numerous features in the 1995 Long-Term Incentive Plan to allow various types of awards keyed to corporate performance, including performance shares and restricted stock subject to performance-based contingencies. Awards in 1995 of performance-based restricted stock were granted under the Plan to the named executives and are included in footnote 2 to the Summary Compensation Table on page 7. Awards of performance-based restricted stock granted in 1996 to the named executives are shown on the Long-Term Incentive Plan table on page 8. The awards are subject to forfeiture if corporate performance criteria are not satisfied or if the executive's employment terminates during the 1995-1997 and 1996-1998 performance periods. The corporate performance criteria for all named executives except Mr. Ambler for both periods are measured by total shareholder return over the performance period compared to total shareholder return for the other companies included in the Dow Jones Electric Utilities Index (one of the indices used in the Performance Graph) and are as follows: a threshold award at the 50th percentile, progressing to a maximum payout if percentile rank for total shareholder return exceeds the 75th percentile. For Mr. Ambler, the performance objectives for both the 1995 and 1996 awards measure improvement in Constellation Holdings' net income over the same three year period.

    In making long-term incentive awards the Committee considers the desired amount of total compensation and the appropriate mix among base salary, short-term incentive compensation, and long-term incentive compensation. The Committee sets long-term incentive target amounts to bring total compensation in line with survey data for the relevant labor market. Measures for performance-based long-term incentive awards are based upon total shareholder return. Under the former Long-Term Incentive Plan, for service-based awards, in addition to compensation mix, the Committee determined the number of shares or amount of other types of long-term incentive awards to executives, including Mr. Poindexter, based upon the following criteria for each individual: the total compensation paid to each individual since his last long-term incentive award, the stock ownership of each individual, and each individual's responsibility regarding the Company's performance. The Committee took into account the previous long-term incentive awards to an individual when determining additional awards. The 1995 Long-Term Incentive Plan also allows service-based restricted stock awards. If such awards are granted, the Committee expects the same types of criteria will be considered.

    The Committee is evaluating the total director compensation package and expects to make recommendations in the future as to the compensation package that makes the most sense for the new company. Matters under consideration include whether compensation should be paid in stock, cash or a mix and whether the current structure (a retainer, meeting fees, and retirement benefits) is optimal.

    Section 162(m) of the Internal Revenue Code limits tax deductions for executive compensation to $1 million. There are several exemptions to Section 162(m), including one for qualified performance-based compensation. To be qualified, performance-based compensation must meet various requirements, including shareholder approval. The Committee considered whether it should adopt a policy regarding 162(m) and concluded it was not appropriate to do so during 1995. One reason for the conclusion is that, assuming the current compensation policies and philosophy remain in place, Section 162(m) will not be applicable in the near term for any executive's compensation. However, the Committee also notes that while generally it wishes to maximize the deductibility of compensation, the Committee believes the 162(m) requirements are not fully consistent with sound executive compensation policy and incentives to improve shareholder value. Therefore, the Committee may in the future approve incentive payments that do not qualify for deduction if the recipient's compensation exceeds the $1 million limit.

Jerome W. Geckle, Chairman   Dan A. Colussy
J. Owen Cole                 Michael D. Sullivan

ITEM 2. ELECTION OF AUDITORS

    Coopers & Lybrand L.L.P., Certified Public Accountants, have been the Company's independent auditors since 1941. UNLESS THE COMMON STOCK SHAREHOLDER OTHERWISE SPECIFIES IN THE PROXY, THE VOTES REPRESENTED BY THE COMMON STOCK PROXIES WILL BE CAST FOR THE ELECTION OF COOPERS & LYBRAND L.L.P. AS INDEPENDENT AUDITORS FOR THE COMPANY FOR THE YEAR 1996. A member of Coopers & Lybrand L.L.P. will be present at the Annual Meeting and will be given an opportunity to make a statement and answer appropriate questions.

    The consolidated financial statements for the previous fiscal year were examined by Coopers & Lybrand L.L.P. In connection with the auditor function, Coopers & Lybrand L.L.P. also reviewed the Company's annual report, its filings with the Securities and Exchange Commission and Federal Energy Regulatory Commission, and examined the financial statements of various Company benefit plans.

    The Audit Committee of the Board of Directors has approved each professional service provided by Coopers & Lybrand L.L.P. during the previous fiscal year, each of which was furnished at customary rates and terms, and has determined that the performance of each service does not impair the independence of Coopers & Lybrand L.L.P. as auditors for the Company.

ITEM 3. SHAREHOLDER PROPOSAL

    The Company has been advised that the following shareholder proposal will be introduced at the Annual Meeting. THE BOARD OF DIRECTORS IS OPPOSED TO THE PROPOSAL AND RECOMMENDS A VOTE AGAINST THE PROPOSAL. The Board of Directors objection to the proposal is set forth on page 16.

    The text of the following shareholder proposal is presented word-for-word as it was submitted to the Company by the shareholder.

    The Amalgamated Bank of New York, America's Labor Bank, LongView Collective Investment Fund, 11-15 Union Square, New York, New York 10003, owners of the Company's common stock with a market value of at least $1,000, has advised the Company that they intend to submit the following proposal for action at the Annual Meeting.

                              SHAREHOLDER PROPOSAL

           RESOLVED: That the shareholders of Baltimore Gas & Electric Co. (the "Company") request the Board of Directors to refrain in the future from providing pension or other retirement benefits to non-employee or outside Directors unless such benefits are specifically submitted to the shareholders for approval.

                              SUPPORTING STATEMENT

           The Board of Directors should play a vital and independent role in helping determine overall corporate policy and strategic direction. The Board should actively monitor senior management in faithfully implementing these policies. In their capacity on the Board, Directors owe their fundamental allegiance to the shareholders of the Company -- the owners who elect them -- and not to management.

           We believe, however, that certain business or financial relationships can adversely affect the ability of Directors to function in their appropriate oversight role. This is especially critical for so-called outside or independent Directors who are not employees of the Company and who should bring a certain arms-length objectivity to Board deliberations. According to a recent Company proxy statement, in 1993 the Company established a retirement plan for non-employee Directors with at least five years of service. Under such plan, non-employee Directors will receive an annual retirement benefit for life equal to the annual Board retainer in effect at the time of the Director's retirement from the Board. That retainer is now a generous $18,000. Directors are also entitled to expense reimbursements.

           While non-employee or outside Directors should be entitled to reasonable compensation for their time and expertise, we are of the opinion that additional layers of compensation in the form of retirement benefits, which are 100% of the Director's Base compensation, has the pernicious effect of compromising their independence and impartiality. We believe that this additional layer of compensation to outside Directors may influence their ability to exercise that degree of independent from management which is critical to the proper functioning of the Board.

           Because of our strong concern for maximizing the ability of the Board of Directors to act in the shareholders' interests, we feel that the long-term best interests of the Company are not well served by such retirement policies. The vast preponderance of Directors at various corporations are undoubtedly covered by generous retirement policies at their principal place of employment, and they need not be "double-dipping" at our Company.

           This resolution was supported by 36% of the shareholders voting on the proposal at the last annual meeting.

           We urge you to vote for this resolution!

                 BOARD OF DIRECTORS' OBJECTIONS TO THE PROPOSAL

    The Board of Directors and Management recommend a vote AGAINST the proposal. Both Management and the Board share the proponents "strong concern for maximizing the ability of the Board of Directors to act in the shareholders' interests...". In order to best serve the interests of shareholders, the Company believes that it must attract and retain qualified directors who possess a broad range of leadership qualities and experience. As adequate compensation is required to retain appropriate leadership, the Company has designed its director compensation policies to meet this objective.

    Compensation changes are made only after careful study. The Committee on Management's outside consultant advises it regarding all matters of Board and Executive compensation, including directors' retirement benefits. Also, BGE gathers data from a number of outside sources in evaluating the levels of directors' compensation (including retirement benefits) that is appropriate given the obligations of directors. The recommendations of the Committee on Management are adopted only after discussion by the Board, and such action is permitted by Maryland corporate law and BGE's charter and by-laws.

    Based on the above review, both the payment of a retirement benefit and the amount of BGE's benefit are typical in other public companies. Hence the Board of Directors and Management believe that the proposal would hamper BGE's ability to attract and retain the most qualified directors. BGE's directors are important to the continued success of BGE, especially at this time of regulatory change in the industry.

    The proponent is critical of directors' retirement benefits and infers that the independence and impartiality of directors is somehow compromised by the knowledge that they may receive future compensation in the form of retirement benefits. Management and the Board reject this inference as unsupported and believe that compensation for current service paid out after retirement is an effective method to ensure that directors serve the long-term interests of shareholders. In addition, the proponent states that the directors are covered by other retirement policies. This also is not the issue. The fact that directors may have income from other employers is not relevant in setting reasonable compensation, a concept which the proponent agrees is appropriate for their contribution to the success of BGE.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL. PROXIES SOLICITED BY THE BOARD WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY A CONTRARY CHOICE ON THE PROXY CARD.

OTHER MATTERS

    The Board of Directors knows of no matters to be presented for action at the Annual Meeting other than the three items mentioned above. However, if any other matters come before the Annual Meeting, if any of the persons named to serve as directors or as auditors should be unable to serve or for good cause will not serve, if any proposal omitted from the proxy statement and proxy are presented for action at the Annual Meeting, and any matters incident to the conduct of the Annual Meeting are presented for action at the Annual Meeting, it is intended that the persons named in the proxy will vote on such matters in accordance with their best judgment.

SHAREHOLDER PROPOSALS FOR 1997

    Proposals by shareholders intended to be presented at the 1997 Annual Meeting must be received no later than November 9, 1996 for inclusion in the proxy materials. Proposals should be mailed to the attention of the Corporate Secretary, Baltimore Gas and Electric Company, 39 West Lexington Street, Baltimore, Maryland 21201. Proposals will not be accepted by facsimile.

PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD (OR VOTING INSTRUCTIONS CARD) AND RETURN IT PROMPTLY IN THE POSTAGE-PAID ENVELOPE PROVIDED FOR THAT PURPOSE.

                         TEAR HERE ALONG PERFORATION
-------------------------------------------------------------------------------

                      BALTIMORE GAS AND ELECTRIC COMPANY
                 P.O. BOX 1642, BALTIMORE, MARYLAND 21203-1642
     COMMON STOCK PROXY FOR ANNUAL MEETING OF SHAREHOLDERS - APRIL 23, 1996
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

   PLEASE VOTE AND SIGN ON REVERSE SIDE AND RETURN IN THE ENCLOSED ENVELOPE.

The undersigned appoints Jerome W. Geckle, George V. McGowan and Christian H. Poindexter (or a majority of them or their substitutes, or one acting alone in the absence of the others), as proxies, with power to each to appoint a substitute and to revoke the appointment of such substitute, to vote all shares of common stock of Baltimore Gas and Electric Company which the undersigned is entitled to vote at the annual meeting to be held on April 23, 1996, and at any adjournments thereof, in the manner specified on the reverse side of this card with respect to each item identified thereon (as set forth in the Notice of Annual Meeting and Proxy Statement), and in their discretion on any shareholder proposal omitted from this proxy and such other business as may properly come before the annual meeting.


SHARES REPRESENTED BY ALL PROPERLY EXECUTED PROXIES WILL BE VOTED AT THE ANNUAL MEETING IN THE MANNER SPECIFIED. IF NO SPECIFICATION IS MADE, VOTES WILL BE CAST "FOR" ITEMS 1 AND 2 AND "AGAINST" ITEM 3 ON THE REVERSE OF THIS CARD.


                                    (OVER)

                      THIS IS YOUR PROXY FOR THE NORMAL
                       ANNUAL MEETING OF SHAREHOLDERS






                           TEAR HERE, VOTE, SIGN

                          & RETURN IN THE POSTAGE

                               PAID ENVELOPE





                          TEAR HERE ALONG PERFORATION
-------------------------------------------------------------------------------

                A VOTE "FOR" ITEMS 1 AND 2 IS RECOMMENDED:

1.  THE ELECTION OF 14 DIRECTORS

/ /  FOR all nominees, except               / /  WITHHOLD AUTHORITY
     as lined through below                      (ABSTAIN) from voting
     (To vote against any or all                 for all  nominees
     nominees line through
     their names.)

H.F. Baldwin         B.B. Byron       J.O. Cole       D.A. Colussy
E.A. Crooke          J.R. Curtiss     J.W. Geckle     M.L. Grass
F.A. Hrabowski       N. Lampton       G.V. McGowan    C.H. Poindexter
G.L. Russell, Jr.    M.D. Sullivan


2. ELECTION OF COOPERS &               FOR     AGAINST     ABSTAIN
   LYBRAND AS AUDITORS                 / /       / /         / /

             A VOTE "AGAINST" ITEM 3 IS RECOMMENDED:

3. SHAREHOLDER PROPOSAL REGARDING      FOR     AGAINST     ABSTAIN
   DIRECTOR RETIREMENT BENEFITS        / /       / /         / /

/ / Please check this box if you plan to attend the 1996 annual meeting.



BALTIMORE GAS AND ELECTRIC COMPANY

Please sign below, exactly as name appears at left. Joint owners should EACH sign. Attorneys, executors, administrators, trustees and corporate officials should give title or capacity in which they are signing.


Signature ______________________________________ Date ________________


Signature ______________________________________ Date ________________

                   CONFIDENTIAL VOTING INSTRUCTIONS TO TRUSTEE
    PLEASE VOTE AND SIGN ON REVERSE SIDE AND RETURN IN THE ENCLOSED ENVELOPE
       These Voting Instructions are requested in conjunction with a proxy solicitation by the Board of Directors of Baltimore Gas and Electric Company.

TO: T. ROWE PRICE TRUST COMPANY, AS TRUSTEE UNDER THE BALTIMORE GAS AND ELECTRIC COMPANY EMPLOYEE SAVINGS PLAN

I hereby instruct T. Rowe Price Trust Company, as Trustee under the Baltimore Gas and Electric Company Employee Savings Plan (Plan), to vote, by proxy, all shares of common stock of Baltimore Gas and Electric Company (Company) allocated to me under the Plan at the annual meeting of the shareholders of the Company to be held on April 23, 1996, and at any adjournments thereof, in the manner specified on the reverse side of this form with respect to each item identified thereon (as set forth in the Notice of Annual Meeting and Proxy Statement), and Jerome W. Geckle, George V. McGowan and Christian H. Poindexter, in their discretion, shall vote in person on any shareholder proposal omitted from this proxy and such other business as may properly come before the annual meeting.

The Trustee will vote the shares represented by this voting instructions card if properly signed and received by April 16, 1996. IF NO INSTRUCTIONS ARE SPECIFIED ON A SIGNED CARD, THE SHARES REPRESENTED THEREBY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS OF THE COMPANY:
"FOR" ITEMS 1 AND 2, AND "AGAINST" ITEM 3. The Trustee is not permitted under the Plan to vote shares of common stock unless voting instructions have been received.


                                     (over)

PLEASE MARK YOUR CHOICE LIKE THIS [X] IN DARK INK.
A VOTE "FOR" ITEMS 1 AND 2 IS RECOMMENDED:

/ / FOR all nominees listed at left (except as marked to the contrary - see INSTRUCTION)

/ /  WITHHOLD AUTHORITY to vote for all nominees listed at left

1. THE ELECTION OF 14 DIRECTORS
H.F. Baldwin, B.B. Byron, J.O. Cole, D.A. Colussy, E.A. Crooke, J.R. Curtiss, J.W. Geckle, M.L. Grass, F.A. Hrabowski, N. Lampton, G.V. McGowan,
C.H. Poindexter, G.L. Russell, Jr., M.D. Sullivan
(INSTRUCTION: To vote against any individual nominee, strike a line through that nominee's name.)


     FOR  / /       AGAINST   / /       ABSTAIN   / /

2.   ELECTION OF COOPERS & LYBRAND AS AUDITORS

A VOTE "AGAINST" ITEM 3 IS RECOMMENDED:

     FOR  / /       AGAINST   / /       ABSTAIN   / /

3.   SHAREHOLDER PROPOSAL REGARDING DIRECTOR RETIREMENT BENEFITS


Date
     -------------------------

Please sign below, exactly as your name appears to the left.



------------------------------
SIGNATURE

BALTIMORE GAS AND ELECTRIC COMPANY

[LOGO] SM                      BALTIMORE GAS AND ELECTRIC COMPANY
                                ANNUAL MEETING OF SHAREHOLDERS
                                 APRIL 23, 1996,  10:00 A.M.
                                 SHERATON INNER HARBOR HOTEL
                     300 South Charles Street, Baltimore, Maryland 21201

   IF YOU PLAN TO ATTEND THE MEETING, PLEASE MARK THE BOX PROVIDED ON YOUR PROXY. ADMISSION TICKETS ARE NOT REQUIRED FOR ENTRANCE TO THE MEETING. The Sheraton Inner Harbor Hotel is handicapped-accessible. We want to make every reasonable effort to accommodate shareholders with special needs relating to:
(1) access to the meeting facilities; or (2) their ability to participate in the meeting. If you need special accommodations, please fill out and return this card with your proxy. We will contact you promptly to let you know what arrangement, if any, we are able to make.

   Name:  ________________________________   Daytime Phone #: _________________

   General Nature of Accommodation Requested: _________________________________

   ____________________________________________________________________________

   If you have any questions, please call us between 8:00 a.m. and 4:45 p.m. in metropolitan Baltimore at 783-5920, within Maryland at 1-800-492-2861, outside Maryland at 1-800-258-0499, or TTY/TDD at 1-800-492-5539.

                     BALTIMORE GAS AND ELECTRIC COMPANY


TO PARTICIPANTS IN THE
EMPLOYEE SAVINGS PLAN (THE PLAN)


   The enclosed Notice of Annual Meeting of Shareholders, Proxy Statement, and Voting Instructions for the Annual Meeting of Shareholders of the Company, to be held on April 23, 1996, are being furnished to you by the Company on behalf of T. Rowe Price Trust Company, Trustee under the Plan.

   In accordance with the Plan and the Trust Agreement between the Company and the Trustee, you may instruct the Trustee how to vote the shares of common stock held for you under the Plan. Therefore, please complete the enclosed Voting Instructions and return it in the accompanying envelope by April 16, 1996. After receipt of the properly executed Voting Instructions, the Trustee will vote as directed by those instructions. The Trustee is not permitted to vote shares of common stock unless Voting Instructions have been received.

   Each participant in the Plan who is a holder of record of other shares of Company stock will continue to receive, separately, a proxy and accompanying proxy material to vote the shares of common stock registered in his or her name.


                                           D.L. Featherstone
                                           Plan Administrator

                        BALTIMORE GAS AND ELECTRIC COMPANY
                              EMPLOYEE SAVINGS PLAN

     T. Rowe Price Trust Company, Trustee of the Employee Savings Plan, has not received a Voting Instructions card for the shares that you hold in the Plan. The Trustee is not permitted to vote shares of common stock unless Voting Instructions have been received.

     We appreciate the support of our shareholders and encourage you to vote your Employee Savings Plan shares, regardless of the size of your holdings. We have, therefore, enclosed a second Voting Instructions card so that you can vote your shares. Whether or not you plan to attend the meeting, we would appreciate your completing the Voting Instructions card and returning it to the Trustee in the envelope provided by April 16, 1996.

     Our initial mailing to you included a proxy statement and annual report. If you would like to receive a duplicate copy of this information, please contact one of our shareholder representatives in metropolitan Baltimore at 783-5920, within Maryland at 1-800-492-2861, outside Maryland at 1-800-258-0499, or TTY/TTD at 1-800-492-5539.


                                      D. L. Featherstone
                                      Plan Administrator

      CHRISTIAN H. POINDEXTER                 Baltimore Gas and Electric Company
      Chairman of the Board                               39 W. Lexington Street
      and Chief Executive  Officer                   Baltimore, Maryland   21201



      April 5, 1996

[LOGO]

      Dear Shareholder:

      As of April 3, 1996, we had not received your proxy for the 1996 annual shareholders meeting to be held April 23rd.

      We appreciate the support of our shareholders and encourage you to vote your proxy, regardless of the size of your holdings. We have, therefore, enclosed a second proxy so that you can vote your shares. Whether or not you plan to attend the meeting, we would appreciate you executing the proxy and returning it promptly to assure that your vote will be counted at the meeting.

      Our initial mailing to you also included a proxy statement and an annual report. If you would like to receive a duplicate copy of this information, simply contact one of our shareholder representatives in metropolitan Baltimore at 783-5920, within Maryland at 1-800-492-2861, outside Maryland at 1-800-258-0499, or TTY/TDD at 1-800-492-5539.


      Sincerely,

      /s/ CH POINDEXTER

      Chairman of the Board



      Enclosures